EXHIBIT 5.1

To: Transocean Ltd. Turmstrasse 30 CH-6312 Steinhausen Switzerland	Homburger AG Prime Tower Hardstrasse 201 CH–8005 Zurich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch

February 6, 2018

Transocean Ltd.

Ladies and Gentlemen:

We have acted as special Swiss counsel to Transocean Ltd., a Swiss corporation (the Company or the Guarantor), in connection with the Registration Statement on Form S−4 (the Registration Statement), filed with the Securities and Exchange Commission (the Commission) on February 6, 2018 under the Securities Act of 1933, as amended (the Act), relating to the registration with the Commission of (1) a specified number of registered shares, par value CHF 0.10 each, of the Company (the Shares) newly issued by the Company (such newly issued Shares hereinafter referred to as the Compulsory Acquisition Shares), (2) 0.5% Exchangeable Senior Bonds due 2023 denominated in a specified U.S. dollar amount (the Exchangeable Bonds) to be issued by Transocean Inc., an exempted company incorporated under the laws of the Cayman Islands (TINC), exchangeable for new or existing registered Shares (such Shares hereinafter the Conversion Shares, and (3) the related guarantee of the Exchangeable Bonds to be issued by the Company (the Guarantee). The Compulsory Acquisition Shares and the Exchangeable Bonds will be newly issued to shareholders of Songa Offshore SE (Songa) in the Company's compulsory acquisition (squeeze-out) (the Compulsory Acquisition) of all remaining shares in Songa, par value EUR 0.10 each (the Songa Shares), not owned by the Company pursuant to article 36 of the Cyprus Takeover Bids Law (L.41(I)/2007), as amended, based on an exchange ratio of 0.35724 newly issued Compulsory Acquisition Shares and USD 2.99726 principal amount of Exchangeable Bonds per Songa Share acquired in the Compulsory Acquisition (subject to (i) the payment of cash by the Company for fractional Shares and/or Exchangeable Bonds to holders of Songa Shares whose Songa Shares are acquired in the Compulsory Acquisition or, alternatively (ii) a right of holders of Songa Shares to receive cash in lieu of all (but not some) of the Compulsory Acquisition Shares and Exchangeable Bonds such holder would otherwise be entitled to receive in the Compulsory Acquisition). The Compulsory Acquisition is made following the completion of the Company’s voluntary public tender

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offer for all issued and outstanding Songa Shares (the Offer) on January 30, 2018 made in accordance with the Norwegian Securities Trading Act of June 29, 2007 (the NSTA). The Exchangeable Bonds may be exchanged for Conversion Shares in accordance with the terms of the Exchangeable Bonds, the Indenture (as defined below), the Exchangeable Loan Notes Agreement (as defined below) and the Exchangeable Notes (as defined below). The Registration Statement contains a prospectus that has been prepared in accordance with the Act (the Prospectus) and a combined offer document and prospectus that has been prepared in accordance with the NSTA and submitted to the Financial Supervisory Authority of Norway (Finanstilsynet) and the Oslo Stock Exchange in connection with the Compulsory Acquisition (the Offering Memorandum).

As such counsel, we have been requested to render an opinion as to certain legal matters under Swiss law.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture (as defined below) unless otherwise defined herein.

I.          Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents (including in the case of the Registration Statement, the Prospectus and the Offering Memorandum, any document incorporated by reference therein or exhibit thereto) or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to the factual circumstances, which are or may be referred to in the Documents, and we relied on the accuracy and completeness of the statements and information contained therein.

For purposes of giving this opinion, we have only examined originals or copies of the following documents available to us (collectively the Documents):

(i)          an electronic copy of the executed, New York law governed indenture among TINC, as issuer, the Company, as guarantor, and Computershare Trust Company, N.A. and Computershare Trust Company of Canada, together as trustee (the Indenture), dated as of January 30, 2018, including the Guarantee by the Company of the Guarantee Obligations;

(ii)         the form of the Exchangeable Bonds as contained in an exhibit to the Indenture;

(iii)        an electronic copy of the executed New York law governed exchangeable loan notes agreement between the Company, as borrower, and TINC, as lender, dated as of January 30, 2018 (the Exchangeable Loan Notes Agreement, and together with the Indenture, the Guarantee and the Exchangeable Loan Notes Agreement, the Transaction Agreements);

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(iv)        the form of the 0.5% Exchangeable Loan Notes due 2023 as contained in an exhibit to the Exchangeable Loan Notes Agreement (the Exchangeable Notes; the Exchangeable Notes together with the Exchangeable Bonds and the Transaction Agreements the Transaction Documents);

(v)         an electronic copy of the Registration Statement, including the Prospectus and the Offering Memorandum;

(vi)        an electronic copy of the proxy statement of the Company, as filed with the Commission on December 15, 2017 and as supplemented on December 20, 2017 (the Proxy Statement), relating to, among other things, the creation of a new authorized share capital for use in connection with the Compulsory Acquisition (the Authorized Share Capital);

(vii)       an electronic copy of the articles of association (Statuten) of the Company, in the form as deposited with the Commercial Register of the Canton of Zug, Switzerland, on January 30, 2018 (the Articles);

(viii)      an electronic copy of the organizational regulations (Organisationsreglement) of the Company, dated as of November 18, 2016 (the Organizational Regulations);

(ix)        a certified excerpt from the journal entry (Tagesregisterauszug) of the Commercial Register of the Canton of Zug, dated January 30, 2018 (the Excerpt);

(x)         an electronic copy of the minutes of meetings of the Board of Directors of the Company, dated as of May 12, 2017, August 11, 2017 and November 16/17, 2017, and an electronic copy of the resolutions adopted by the Company's transaction committee, dated as of June 23, 2017, regarding, among other things, the authorization of the Offer, the Compulsory Acquisition, the entry into and the issuance of the Transaction Documents (and any transaction related thereto) and the actions to be taken in connection therewith (the Resolutions);

(xi)        an electronic copy of the public deed, dated as of January 18, 2018, relating to the resolutions of the Company's extraordinary general meeting of shareholders convened on January 16, 2018 regarding the issuance of new registered shares, par value CHF 0.10 each, of the Company in an ordinary share capital increase by way of a mixed contribution in kind and an acquisition of assets in connection with the Offer and the Authorized Share Capital (the Shareholder Resolutions);

(xii)       an electronic copy of the letter, dated as of September 12, 2017, from PricewaterhouseCoopers AG, Zurich, to the Swiss Federal Tax Administration (SFTA) and countersigned by the SFTA on October 4, 2017 (the Tax Ruling); and

(xiii)      a certificate provided by the secretary of the Company's Board of Directors, dated as of February 1, 2018 (the Certificate).

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No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

II.Assumptions

In rendering the opinion below, we have assumed the following:

(a)         all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

(b)         all documents produced to us as originals and the originals of all documents produced to us as copies (including the Certificate) were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;

(c)         complete copies with original signatures of the Transaction Documents are available to the parties thereto;

(d)         the Transaction Documents are within the capacity and power of, have been validly authorized, executed and delivered by, and are binding on, all parties thereto other than the Company;

(e)         the parties to the Transaction Documents, other than the Company, are duly incorporated, organized and validly existing under the laws of their respective jurisdiction of incorporation or formation;

(f)         if and when the Company issues new Conversion Shares out of the conditional share capital of the Company the Company will be solvent;

(g)         if and when the Company issues new Conversion Shares out of the conditional share capital of the Company, the Transaction Documents, which are governed by the laws of the State of New York, will be valid, binding and enforceable under the laws of the State of New York;

(h)         if and when the Company issues new the Compulsory Acquisition out of the Authorized Share Capital, supplements to the Exchangeable Loan Note Agreement will have been executed by the respective parties thereto as may be necessary to allow for the issuance of additional Exchangeable Notes in connection with the Compulsory Acquisition (the Exchangeable Loan Note Agreement so amended the Supplemented Exchangeable Loan Note Agreement), and

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such supplements will be valid, binding and enforceable under the law of the State of New York, which is the law by which such supplements will be governed;

(i)          no laws other than those of Switzerland will affect any of the conclusions stated in this opinion;

(j)          as far as any obligation under any Transaction Document is required to be performed in, or by a party organized under the laws of, any jurisdiction outside of Switzerland, its performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction;

(k)          the proceeds of the Exchangeable Bonds will be received exclusively outside Switzerland by entities not treated as resident in Switzerland for purposes of the Swiss federal withholding tax and the amount of proceeds directly or indirectly on-lent to an entity resident in Switzerland for tax purposes does not exceed the equity of the Issuer;

(l)          the Company’s Board of Directors will have adopted all resolutions, including the authorizing resolution (Durchführungsbeschluss) regarding the issuance of the Compulsory Acquisition Shares out of the Company's Authorized Share Capital, against contribution in kind and an acquisition of assets, in accordance with the Articles and Swiss law, whereby the preferential subscription rights of the Company's existing shareholders will be withdrawn (the Authorizing Board Resolution), made all determinations and ascertainments in the proper form of resolutions, established the report (the Board Report) pursuant to Article 652e of the Swiss Code of Obligations (CO) regarding, among other things, the nature and condition of the contributed Songa Shares, the acquisition of assets made in connection therewith and the appropriateness of the valuation thereof, together with all corporate and other documents and public deeds, and the Company has entered into (a) contribution in kind agreement(s) regarding Songa Shares acquired in the Compulsory Acquisition with holders of Songa Shares or an exchange agent acting on their behalf, and has received (an) executed subscription form(s) by the holders of Songa Shares or an exchange agent acting on their behalf, all as required to implement the increase in the Company's share capital out of the Authorized Share Capital resolved upon by the Board of Directors of the Company in the Authorizing Board Resolution (such authorized share capital increase, the Authorized Share Capital Increase);

(m)       the Company's statutory auditor will have issued its written confirmation pursuant to Article 652e CO that the Board Report is complete and accurate;

(n)        the Company will have available at all times during the term of the Exchangeable Bonds and the Exchangeable Loan Notes conditional share capital in an amount sufficient to issue Conversion Shares upon exchange of the Exchangeable Bonds and the Exchangeable Loan Notes, and the amount of the Authorized Share Capital will be sufficient to issue the Compulsory Acquisition Shares;

(o)         if and when the Company issues new Conversion Shares out of the conditional share capital of the Company, the payment of the full subscription amount shall have been made in accordance with the applicable provisions of Swiss law, the Articles, the Exchangeable Loan Notes Agreement and the Exchangeable Notes; and

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(p)         the exercise notice required under Swiss law with respect to Conversion Shares newly issued out of conditional share capital of the Company will have been duly delivered in accordance with Swiss law, the Articles, the Exchangeable Loan Notes Agreement, the Exchangeable Notes and all other applicable requirements.

III.Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion as of the date hereof:

1.          The Company has been duly incorporated and is validly existing as a corporation (Aktiengesellschaft) under the laws of Switzerland with all requisite corporate power and authority to enter into, to perform and to conduct its business as described in the Articles.

2.          The Transaction Agreements have been duly authorized by the Company and have been duly executed by the Company.

3.          The Company’s share capital registered in the Commercial Register of the Canton of Zug amounts to CHF 46,173,149, divided into 461,731,494 Shares. Such Shares have been validly issued, fully paid and are non-assessable.

4.          The Compulsory Acquisition Shares, if and when issued by the Company pursuant to and in the manner described in the Registration Statement, the Prospectus and the Offering Memorandum, in accordance with Swiss law and the Articles, and registered in the competent commercial register in Switzerland and the Company's uncertificated share register  (Wertrechtebuch), will be validly issued, fully paid and non-assessable.

5.          The Conversion Shares, if and when issued by the Company pursuant to the Supplemented Exchangeable Loan Notes Agreement, the Exchangeable Notes, in accordance with Swiss law and the Articles, and registered in the Company's uncertificated share register  (Wertrechtebuch), will be validly issued, fully paid and non-assessable.

6.          The statements set forth in the Registration Statement under the caption "Swiss Taxation," insofar as they purport to describe the provisions of the Swiss tax laws referred to therein, constitute a fair summary of such provisions in all material respects.

IV.Qualifications

The above opinions are subject to the following qualifications:

(a)         The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

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(b)         We express no opinion as to any commercial, financial, accounting, calculating, auditing or other non-legal matter. Except as expressed in the opinion set forth in Section III.3 above, we express no opinion as to tax matters.

(c)         We express no opinion as regards compliance of the withdrawal of the Company's shareholders' preferential subscription rights (Bezugsrechte) in connection with the Authorized Share Capital Increase or the shareholders’ advance subscription rights (Vorwegzeichnungsrechte) in connection with the issuance of the Exchangeable Bonds and the Exchangeable Loan Notes with Swiss law and the Articles.

(d)         The Shareholder Resolutions, including but not limited to, the withdrawal of the existing shareholders' preferential subscription rights (Bezugsrechte), may be challenged by shareholders in court or otherwise.

(e)         Any issuance of Conversion Shares out of the Company's conditional share capital must be confirmed by the auditor of the Company, and amended Articles of the Company reflecting the issuance of Conversion Shares from the Company's conditional share capital, together with said confirmation by the Company’s auditor, must be filed with the competent commercial register no later than three months after the end of the Company’s fiscal year.

(f)         The exercise of voting rights and rights related thereto with respect to any Shares is only permissible after registration in the Company’s share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles.

(g)         The registration of the Compulsory Acquisition Shares with the competent Commercial Register and thus the issuance of the Compulsory Acquisition Shares may be prevented by any person in accordance with article 162 of the Ordinance Regarding the Commercial Register (Handelsregisterverordnung).

(h)         Any Compulsory Acquisition Shares issued by the Company in the Authorized Share Capital Increase and any Conversion Shares issued out of the conditional share capital of the Company will not be fully fungible and will not rank pari passu with the existing and outstanding Shares until such Compulsory Acquisition Shares and Conversion Shares have been duly entered into the Company’s uncertificated share register  (Wertrechtebuch) and all steps have been taken in order for such Shares to constitute intermediated securities (Bucheffekten) in accordance with the Swiss Federal Act on Intermediated Securities.

(i)         We have not investigated or verified the truth, completeness or accuracy of the information contained in the Prospectus, nor have we been responsible for ensuring that no material information has been omitted from it.

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We have rendered this opinion as of the date hereof and we assume no obligation to advise you on changes relevant to this opinion that may thereafter be brought to our attention.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act.

This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Sincerely yours,

/s/ Homburger AG
Homburger AG